Exhibit 4.8.4

Dated	13 May 2019

DEED OF PRIORITY AND SUBORDINATION

NAKED BRAND GROUP LIMITED

(Debtor)

BANK OF NEW ZEALAND

(Senior Creditor)

and

ST. GEORGE INVESTMENTS LLC

(Junior Creditor)

CONTENTS

1.	INTERPRETATION	3
2.	PRIORITY - ppsa	7
3.	PRIORITY	8
4.	OTHER PROPERTY	8
5.	PARAMOUNTCY	8
6.	SUBORDINATION	9
7.	sale and enforcement	13
8.	ASSIGNMENT	14
9.	POWER OF ATTORNEY	14
10.	REPRESENTATIONS	15
11.	UNDERTAKINGS	15
12.	NOTICES	17
13.	GENERAL	18

THIS DEED is dated              13 May 2019

PARTIES

1.	NAKED BRAND GROUP LIMITED (a company registered in Australia with ACN 619 054 938) (the “Debtor”);

2.	BANK OF NEW ZEALAND (a company registered in New Zealand with company number 428849) (the “Senior Creditor”); and

3.	ST. GEORGE INVESTMENTS LLC (a company registered in Utah, United States of America with entity number 8931086-0160) (the “Junior Creditor”).

BACKGROUND

A.	Financial accommodation has been made to Bendon Limited by the Senior Creditor and to the Debtor by the Junior Creditor.

B.	The Senior Security has been granted in respect of, among other things, Bendon Limited’s obligations to the Senior Creditor and the Junior Security has been granted in respect of the Debtor’s obligations to the Junior Creditor.

C.	The Debtor and the Junior Creditor have agreed in favour of the Senior Creditor that, until the Termination Date, the Junior Debt is to be subordinated to the Senior Debt and the Junior Security is to be subordinated to the Senior Security, in each case on the terms set out in this Deed.

TERMS OF THIS DEED

1.	INTERPRETATION

1.1	Definitions: In this Deed, unless the context otherwise requires:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Auckland.

“Documents” means, in relation to:

(a) the Senior Creditor, the Senior Documents; or

(b) the Junior Creditor, the Junior Documents.

“Enforcement” means the exercise by a Secured Party of any right available to it by way of enforcement or realisation of a security interest under its Security (including, without limitation, service of a notice under section 119 of the Property Law Act 2007), appointment of a receiver, exercise of a right of set-off or claiming, proving or accepting payment in a liquidation or administration of, the Debtor.

“Enforcement Date” means, unless the Secured Parties agree in writing to the contrary, the first day on which a Secured Party becomes entitled to exercise any right of Enforcement available to it under its Security.

“Facility Agreement” means the Senior Facility Agreement or the Junior Facility Agreement, as the context requires.

“Junior Debt” means all present and future liabilities and indebtedness of the Debtor to the Junior Creditor, absolute, contingent or otherwise, whether or not matured, whether or not liquidated, and whether or not owed solely or jointly by the Debtor or to the Junior Creditor solely or jointly, including without limitation (a) liabilities and indebtedness which the Junior Creditor acquires by purchase, security assignment or otherwise, (b) interest (including any capitalised interest), (c) damages, (d) claims for restitution, (e) costs and (f) any obligation under a guarantee or indemnity.

“Junior Documents” means each Junior Facility Agreement and each Junior Security.

“Junior Event of Default” means any default or event of default (howsoever defined or described) under any Junior Document.

“Junior Facility Agreement” means the Junior Note Agreement, Junior Securities Purchase Agreement and all other loan facility agreements, deeds or documents entered into at any time between (among others) the Junior Creditor and the Debtor and each other document constituting or evidencing any financial accommodation made available by the Junior Creditor to the Debtor or the Junior Debt from time to time.

“Junior Redemption Payments” means the monthly redemption payments (of no more than USD$400,000.00) beginning on the date that is seven months from the Effective Date (as that term is defined in the Junior Note Agreement) by the Debtor to the Junior Creditor pursuant to the Junior Note Agreement.

“Junior Security” means each guarantee or indemnity and each security interest granted by the Debtor in favour of the Junior Creditor from time to time as security or support for the Junior Debt including, without limitation, the relevant guarantees (if any) and securities described in Schedule 1.

“Junior Note Agreement” means the ‘Secured Convertible Promissory Note’ dated on or about May 2019 between the Junior Creditor (as lender) and the Debtor (as borrower).

“Junior Securities Purchase Agreement” means the ‘Securities Purchase Agreement’ dated on or about May 2019 between the Junior Creditor (as company) and the Debtor (as investor).

“Other Property” means all of the Debtor’s assets and property, including any real property, but excluding the Personal Property, that is subject to the Senior Security and the Junior Security, and includes any part of it.

“Personal Property” means all personal property of the Debtor that is subject to the Senior Security and the Junior Security, and includes any part of it.

“Pledged Shares” means all of the shares held by the Debtor that, from time to time, are pledged or otherwise secured under Senior Security from time to time, which includes for the avoidance of doubt, all shares held by the Debtor in Naked Brand Group, Inc., Naked Inc. and FOH Online Corp.

“PPSA” means the Personal Property Securities Act 1999.

“PPSR” means the Personal Property Securities Register (and the equivalent register in any other applicable jurisdiction).

“Secured Debt” means, in relation to:

(a) the Senior Creditor, the Senior Debt; or

(b) the Junior Creditor, the Junior Debt.

“Secured Parties” means the Senior Creditor and the Junior Creditor (and “Secured Party” means either of them, as the context requires).

“Secured Property” means all Personal Property and Other Property.

“Security” means, in relation to:

(a) the Senior Creditor, the Senior Security; or

(b) the Junior Creditor, the Junior Security,

and “Securities” means the Senior Security and the Junior Security together.

“Senior Debt” means all present and future liabilities and indebtedness of the Debtor to the Senior Creditor, absolute, contingent or otherwise, whether or not matured and whether or not liquidated, including without limitation (a) any liability and indebtedness documented under a Senior Document (b) liabilities which the Senior Creditor acquires by purchase, security assignment or otherwise, (c) interest (including any capitalised interest), (d) damages, (e) claims for restitution and (f) costs.

“Senior Document” means each Senior Facility Agreement and each other ‘Transaction Document’ (however defined or described) in the Senior Facility Agreement including, without limitation, each Senior Security.

“Senior Event of Default” means any event of default (howsoever described) under any Senior Document.

“Senior Event of Review” means any event of review (howsoever described) under any Senior Document.

“Senior Facility Agreement” means the Facility Agreement dated 27 June 2016 (as amended from time to time) between, among others, Bendon Limited (as initial borrower) and the Debtor (as initial guarantor), and all other loan facility agreement(s) between (among others) the Senior Creditor and the Debtor from time to time and also includes each other document evidencing the provision of, or setting out the terms that apply to, any Senior Debt (of whatever nature) made or to be made available by the Senior Creditor to the Debtor from time to time (howsoever documented).

“Senior Potential Event of Default” means any potential event of default (howsoever described) under any Senior Document.

“Senior Security” means each guarantee or indemnity and each security interest granted by the Debtor or any other party in favour of the Senior Creditor from time to time as security or support for the Senior Debt including, without limitation, the relevant security described in Schedule 1, and any other document which constitutes a ‘Security Document’ as defined in the Senior Facility Agreement.

“Termination Date” means, subject to clause 13.5, the date upon which the Senior Creditor confirms in writing to the Debtor that it (i) has received final payment in full of all the Senior Debt and no circumstances exist which would cause it to believe on reasonable grounds that any amount received in payment or repayment of the Senior Debt may be avoided or required to be paid or refunded to a liquidator or similar person and (ii) is satisfied that it is not under any actual or contingent obligation to provide any future financial accommodation to the Debtor.

1.2	Construction of certain references: In this Deed, unless the context otherwise requires, any reference to:

a Senior Event of Default, Senior Potential Event of Default, Senior Event of Review or Junior Event of Default “continuing” is a reference to that Senior Event of Default, Senior Potential Event of Default, Senior Event of Review or Junior Event of Default having occurred and not having been waived by the Senior Creditor or remedied to the Senior Creditor’s satisfaction;

“costs” include all costs, fees, commissions, charges, losses, fines, damages, expenses (including any break costs and legal fees and disbursements on a solicitor and own client basis) and taxes, including any interest or taxes on such costs;

the “dissolution” of a person also includes the winding-up or liquidation of that person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled, resident, carries on business or has assets;

a “guarantee” also includes an indemnity, letter of credit, bond, third party security or any other obligation (whatever called and of whatever nature) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase or subscription of shares or other securities, the purchase of assets or services or otherwise) for the payment or performance of, indemnify against the consequences of default in the payment or performance of, or otherwise to be responsible or assume liability for, any indebtedness or obligation of any other person;

“indebtedness” includes any obligation (whether present or future, actual, absolute, prospective, contingent or otherwise, secured or unsecured, and whether incurred alone, severally, jointly or jointly and severally, as principal or surety or otherwise) relating to the payment or repayment of, or arising in connection with, money borrowed, raised or otherwise owing, or under any finance lease, redeemable preference share, letter of credit, guarantee or indemnity or any financial accommodation whatsoever and “indebted” shall be construed accordingly;

“law” includes any common law, equity and statute;

“person” includes any individual, any association of persons (whether corporate or not), any trust and any state or agency of a state (in each case whether or not having separate legal personality);

“real property” includes all freehold and leasehold land, all estates and interests in land and buildings, structures and fixtures (including trade fixtures) for the time being on that land;

a “receiver” includes a receiver and manager;

“security interest” includes any security interest (as defined in section 17(1)(a) of the PPSA), interest in real property of a security nature, assignment, mortgage, charge, pledge, lien, hypothecation, encumbrance and any deferred purchase, title retention, finance lease, flawed asset arrangement, sale-and-repurchase or sale-and-leaseback arrangement and any other arrangement the economic effect of which is to secure a creditor. It shall be deemed to also include any covenants and/or undertakings provided by third parties under tripartite or similar deeds entered into in favour of a creditor in consideration of financial accommodation being made available to the Debtor;

“writing” includes an email communication and any means of reproducing words in a tangible and visible form;

the terms “at risk”, “collateral”, “default”, “financing change statement”, “financing statement”, “perfection”, “personal property”, “possession”, “proceeds” and “seriously misleading” each have the meaning given to them in the PPSA;

any document or agreement includes such document or agreement as amended, restated, modified, novated or replaced from time to time;

any enactment includes that enactment as amended, modified and/or replaced from time to time;

a party to this Deed or any other document or agreement includes a reference to that party’s successors and permitted assigns; and

the singular includes the plural and vice versa.

1.3	References to legislation: In this Deed, any reference to New Zealand legislation (including the Companies Act 1993, Contract and Commercial Law Act 2017, PPSA and Property Law Act 2007) includes the equivalent legislation in any other applicable jurisdiction, including for the avoidance of doubt, Australia and Utah, United States of America.

1.4	Headings: Headings and the table of contents shall be ignored in construing this Deed.

2.	PRIORITY - ppsa

2.1	Priorities:

(a)	The Junior Security is subordinated to the Senior Security for the purposes of section 70 of the PPSA.

(b)	The Senior Creditor has priority over the Junior Creditor and may, in accordance with its Documents, take possession of and sell any Personal Property, subject to the terms of this Deed.

2.2	PPSR – Junior Creditor: If required by the Senior Creditor, the Junior Creditor agrees to immediately register a financing change statement (or statements) on the PPSR to record the subordination of the Junior Security to the Senior Security under this Deed.

2.3	Perfection: If the interest of a third party in any Personal Property has priority over a Secured Party’s security interest in that Personal Property as a result of that Secured Party’s:

(a)	failure to ensure its Security is continuously perfected in accordance with the PPSA; or

(b)	financing statement in relation to that Personal Property being held to be seriously misleading,

the other Secured Party may, by written notice, exclude that Personal Property from the application of this Deed. After such exclusion, the priority position of each Secured Party in relation to that Personal Property shall be determined in accordance with the PPSA and nothing in these subordination and priority arrangements will oblige that other Secured Party to do or suffer anything inconsistent with that other Secured Party’s priority position outside of these arrangements where that priority position is or would be more favourable to that other Secured Party than under these arrangements.

2.4	Possession: If, at any time, a Secured Party has possession of any Personal Property, for the purposes of perfection and/or priority in relation to that Secured Party’s security interest, that Secured Party will not release or give up that possession to any person other than the Senior Creditor except as, but only to the extent, required:

(a)	by law or order of a court of competent jurisdiction or with the written consent of the other Secured Party; or

(b)	to enforce its security (provided that such enforcement is permitted by, and conducted in accordance with the priority principles set out in, this Deed); or

(c)	in connection with a disposal (or a settlement agreement with any insurers in respect of the Secured Property) by the Debtor permitted under the Senior Documents.

3.	PRIORITY

3.1	Order of priority: The Securities, and all moneys from time to time secured or intended to be secured under them, will, in respect of the Secured Property, rank in the following order of priority:

(a)	the Senior Security will have first priority for all moneys from time to time secured or intended to be secured under it;

(b)	the Junior Security will have second priority for all moneys from time to time secured or intended to be secured under it; and

(c)	the surplus (if any) shall, subject to the rights of any subsequent security holder, be paid to the Debtor or as it shall direct.

4.	OTHER PROPERTY

4.1	Priority instruments: The Junior Creditor will, if required by the Senior Creditor, immediately sign and consent to the registration in the relevant register of a priority instrument reflecting the priority in respect of any Other Property as set out in this Deed.

5.	PARAMOUNTCY

5.1	Arrangements not affected: The subordination and priority arrangements in this Deed will have effect in each and every circumstance notwithstanding:

(a)	any rule of law or equity to the contrary (including, but not limited to, any application of the rule in Clayton’s Case (1816) 1 Mer. 529 or the rule in Hopkinson v Rolt (1861) 9 H.L. Case. 514);

(b)	the dates of the Securities, their order of registration or the date upon which a Secured Party may receive notice of the other Secured Party’s Security;

(c)	any sums which may from time to time be paid to the credit of any account or accounts of the Debtor with a Secured Party;

(d)	the fact that any account or accounts of the Debtor with a Secured Party may at any time or times be or appear to be in credit;

(e)	any time or waiver granted to, or composition with the Debtor or other person;

(f)	the fact that any security interest is not enforceable, or any unenforceability, illegality or invalidity of an obligation of the Debtor to a Secured Party;

(g)	the fact that any part of the money secured by a Security may be advanced or re-advanced after the date of the other Security or after notice of that Security to the other Secured Party or after money has been advanced under a Security; or

(h)	any other matter which might otherwise alter or postpone the priority of the Securities.

5.2	Inconsistent provisions not to apply:

(a)	Any provision in the Junior Facility Agreement or any Security (including, without limitation, any clause relating to section 92 of the Property Law Act 2007) or any other agreement or arrangement entered into before or after the date of this Deed which is inconsistent with these subordination and priority arrangements, will, for so long as this Deed is in effect, be superseded or varied to the extent necessary to give full effect to these arrangements.

(b)	The Junior Creditor agrees that the failure by the Debtor to comply with any obligation or undertaking of the Debtor in a Junior Document or any other agreement or arrangement entered into before or after the date of this Deed which is restricted or subordinated pursuant to this Deed shall not constitute a Junior Event of Default, provided that nothing in this clause 5.2(b) will prevent the Junior Creditor from taking the action permitted under clause 6.5.

5.3	Amendments to Senior Documents: Each of the Debtor and the Junior Creditor agrees for the benefit of the Senior Creditor that the provisions of this Deed shall not be impaired, discharged or otherwise affected by any amendment, restatement or supplement to any Senior Document.

6.	SUBORDINATION

6.1	Subordination of Junior Debt: The Debtor and the Junior Creditor covenant for the benefit of the Senior Creditor that the Junior Debt is and shall at all times be subordinated and subject in point of priority and right of payment to the prior payment in full of the Senior Debt. For the avoidance of doubt, the Junior Creditor agrees that:

(a)	for the purposes of section 313(3) of the Companies Act 1993, it is accepting a lower priority in respect of the Junior Debt than that which it might otherwise have under section 313; and

(b)	nothing in section 313 will prevent this Deed from having effect in accordance with its terms.

6.2	Debtor’s undertakings: Subject to clause 6.5, the Debtor covenants for the benefit of the Senior Creditor that it will not:

(a)	directly or indirectly make any payment or distribution to, or to the order of, the Junior Creditor in respect of any of the Junior Debt or under any Junior Document (including, without limitation, under any guarantee or indemnity in relation to any Junior Document);

(b)	create or suffer or permit to exist any security interest, guarantee, indemnity or other assurance against financial loss in respect of the Junior Debt, other than the Junior Security described in Schedule 1;

(c)	amend, supplement, novate or release any of the Junior Documents;

(d)	take or omit any action whereby the subordination contemplated by this Deed may be impaired or terminated;

(e)	purchase or acquire any of the Junior Debt;

(f)	enter into any agreement (other than the Junior Facility Agreement and the Junior Security described in Schedule 1, in each case in the form reviewed by the Senior Creditor as at the date of this Deed) that constitutes or evidences any Junior Debt without the prior written consent of the Senior Creditor;

(g)	assign, sell, novate or transfer any of its rights or obligations in respect of any Junior Debt or under any Junior Document without the Senior Creditor’s prior written consent;

(h)	discharge any of the Junior Debt by way of set-off; or

(i)	make available to the Junior Creditor any financial accommodation (of whatever nature).

6.3	Junior Creditor’s undertakings: Subject to clause 6.5, the Junior Creditor covenants for the benefit of the Senior Creditor that it will not:

(a)	demand, accelerate, declare to be due and owing, ask or sue for, take or receive payment or distribution or take or accept any assets in respect of, all or any of the Junior Debt, directly or indirectly and whether in any composition by the Debtor with its creditors, by exercise of set-off, counterclaim, merger or consolidation of accounts or in any other manner;

(b)	make any claim or demand in respect of any guarantee or indemnity in any Junior Document;

(c)	prove in competition with the Senior Creditor in the dissolution of the Debtor;

(d)	take, accept or receive the benefit of any security interest, guarantee, indemnity or other assurance from any person against financial loss in respect of the Junior Debt, other than the Junior Security described in Schedule 1;

(e)	exercise any right of Enforcement in respect of the Secured Property (or any part thereof), or make any claim or demand in respect of any guarantee or indemnity in any Junior Document;

(f)	amend, supplement, terminate or release any of the Junior Documents;

(g)	create or suffer or permit to exist any security interest over or affecting any of its right, title or interest in any of the Junior Debt or the Junior Security;

(h)	claim, prove or accept payment in composition by, or in a liquidation or administration of, the Debtor;

(i)	initiate or support or take any step with a view to:

(i)	any insolvency, liquidation, reorganisation, administration or dissolution proceedings of the Debtor;

(ii)	any voluntary arrangement or assignment for the benefit of creditors; or

(iii)	any similar proceedings involving the Debtor whether by petition, convening a meeting, voting for a resolution or otherwise;

(j)	exercise any right to require any insurance proceeds to be applied in reinstatement of any asset subject to any Junior Security;

(k)	receive any financial accommodation (of whatever nature) from the Debtor;

(l)	enter into any agreement (other than the Junior Facility Agreement and the Junior Security described in Schedule 1, in each case in the form reviewed by the Senior Creditor as at the date of this Deed) that constitutes or evidences any Junior Debt without the prior written consent of the Senior Creditor;

(m)	assign, sell, novate or transfer any of its rights or obligations in respect of any Junior Debt or under any Junior Document without the Senior Creditor’s prior written consent;

(n)	bring or support any legal proceedings against the Debtor, or otherwise exercise any remedy for the recovery of any Junior Debt; or

(o)	take or omit any action whereby the subordination contemplated by this Deed may be impaired or terminated.

6.4	Postponement absolute: The provisions of clauses 6.1 to 6.3 shall apply notwithstanding that any amount owing to the Junior Creditor may have become due and payable because of the making of demand for payment or the maturity of such debt or the occurrence of a default under a Junior Document or otherwise.

6.5	Permitted Actions: Notwithstanding anything in this Deed to the contrary:

(a)	the Junior Creditor may declare a Junior Event of Default if the Debtor fails to pay a Junior Redemption Amount in accordance with clause 8 of Junior Facility Agreement;

(b)	the Debtor may only pay the Junior Redemption Payments to the Junior Creditor prior to the Termination Date, provided that such payments are funded in full by the issue of new equity in the Debtor (and for the avoidance of doubt, not by any debt instrument) and no Senior Event of Default, Senior Potential Event of Default or Senior Event of Review has occurred and is continuing as at the date of relevant payment;

(c)	the Junior Creditor may convert all or any portion of the Outstanding Balance into Ordinary Shares (as each of those capitalised terms are defined in the Junior Note Agreement) in accordance with the Junior Note Agreement or exchange all or any portion of the Outstanding Balance for Ordinary Shares pursuant to one or more exchange transactions pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to be agreed by the Debtor and the Junior Creditor; and

(d)	the Junior Creditor may bring a legal proceeding against the Debtor but only for: (i) specific performance wherein the Junior Creditor seeks to cause the Debtor to deliver Ordinary Shares pursuant to the Junior Creditor’s rights to receive Ordinary Shares described in clause 6.5(b) above; or (ii) specific performance wherein the Junior Creditor seeks an injunction prohibiting the Debtor from issuing Ordinary Shares as described in clause 10.3 of the Junior Securities Purchase Agreement.

6.6	Turnover: If the Junior Creditor:

(a)	receives or recovers a payment or distribution in cash or in kind of, or on account of, any Junior Debt; or

(b)	accepts any assets in respect of any Junior Debt; or

(c)	receives a discharge of any of the Junior Debt by the exercise of any rights against the Debtor (whether of set-off, combination of accounts or otherwise),

which is not permitted by the provisions of this Deed, whether upon the dissolution of the Debtor or for any other reason, then the Junior Creditor shall hold each such payment and any such assets (or, if any of the Junior Debt is discharged by set-off or otherwise, an amount equal to the discharge) on trust as bare trustee for the Senior Creditor and will pay the relevant amount (plus interest (if any)) and turn over the relevant funds and/or assets to the Senior Creditor in or towards the discharge of the Senior Debt. Any such amount paid, or the value of any such assets held, by the Junior Creditor on account of being trustee for the benefit of the Senior Creditor and paid over to the Senior Creditor shall be treated, for the purposes of the obligations of the Debtor in respect of the Junior Debt, as if it had not been paid or turned over by the Debtor. The Junior Debt shall accordingly be deemed not to be discharged to that extent.

6.7	Perpetuity Period of Trust: The trust constituted by clause 6.6 of this Deed shall be for a term of 21 years from the date of this Deed.

6.8	Duties of the Junior Creditor as trustee: Pending the payment by the Junior Creditor to the Senior Creditor of any of the Junior Debt so taken or received or the turning over of any assets so accepted by the Junior Creditor, the Junior Creditor shall:

(a)	not co-mingle any such amount to be paid or any assets to be turned over to the Senior Creditor with its other assets; and

(b)	place any such amount to be paid to the Senior Creditor in a separate, interest-bearing account (to be designated as a trust account) with any bank or financial institution in New Zealand.

The Junior Creditor as trustee shall account to the Senior Creditor for any of the Junior Debt so taken or received by it or assets so accepted by it.

6.9	Failure of Trust: If and to the extent that the trust constituted by clause 6.6 of this Deed is for any reason not properly constituted or is otherwise not effective, the Junior Creditor agrees (on an indemnity basis) immediately on demand to pay to the Senior Creditor any of the Junior Debt so taken, recovered or received or any assets so accepted or any discharge received by the Junior Creditor as described in clause 6.6 of this Deed.

6.10	Exception - capitalisation of interest and fees: Nothing in this Deed is intended to prevent the Junior Creditor from charging interest or fees on or in connection with the Junior Debt in accordance with the terms of the Junior Documents (as at the date of this Deed), provided that such interest or fees are capitalised to the Junior Debt.

7.	sale and enforcement

7.1	Releases: Without limiting clause 11.2:

(a)	on the sale of any Secured Property or any part of it which is approved by the Senior Creditor (whether following enforcement of a Security or otherwise), the Junior Creditor must promptly (and in any event within 5 Business Days of receiving a request from the Senior Creditor, any receiver appointed by the Senior Creditor or the Debtor (the “Relevant Party”)) deliver to the Relevant Party duly executed releases of the Junior Security in respect of the Secured Property that is the subject of the sale, together with any other documents which in the opinion of the Senior Creditor are required to enable settlement of the sale; and

(b)	where settlement terms are agreed with an insurer in connection with a claim in respect of the Secured Property or any part of it and those terms are approved by the Senior Creditor (whether following enforcement of a Security or otherwise), the Junior Creditor must promptly (and in any event within 5 Business Days of receiving a request from a Relevant Party) deliver to the Relevant Party a duly executed discharge of all of the Junior Creditor’s interest in and claims under the relevant insurance policy (as an interested party or otherwise) in respect of the Secured Property that is the subject of the settlement, together with any other documents which in the opinion of the Senior Creditor are required to enable payment of the settlement amount by the insurer (including, without limitation, any indemnity or release of liability required by the insurer), in each case, whether or not the Junior Creditor will receive any amount from the proceeds of that sale or settlement.

7.2	Enforcement by the Senior Creditor: If the Senior Creditor enforces any Senior Security then:

(a)	the Junior Creditor will not be entitled to take or have possession of any assets subject to such Security or maintain a receiver in possession in respect of such assets (except with the prior written consent of the Senior Creditor); and

(b)	the Senior Creditor will control the entire conduct of any sale of assets covered by any Senior Security.

7.3	Order of Application after Enforcement: Subject to the rights of any prior security holder or any preferential claim (including any costs incurred by or expenses of any receiver), the proceeds of any sale or realisation of the Secured Property arising from any Enforcement must be applied in the order set out in clause 3.1.

7.4	Direction to Pay: Each Secured Party irrevocably and unconditionally authorises and directs a liquidator, official assignee, administrator, receiver, or similar person appointed or acting in respect of the Debtor or its assets to pay the proceeds of the realisation of any Secured Property in accordance with the provisions of this Deed.

7.5	Third party payments: If the Senior Creditor receives any amount otherwise than from the Debtor, the Senior Debt will not be deemed reduced by that amount until and except to the extent that it is applied towards the Senior Debt.

7.6	Currencies: All money received or held by the Senior Creditor under this Deed at any time on or after the Enforcement of any Security in a currency other than a currency in which the Senior Debt is denominated may be sold for any one or more of the currencies in which the Senior Debt is denominated as the Senior Creditor considers necessary or desirable. The Senior Creditor has no liability to any party to this Deed in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

7.7	Deemed Waiver of Default:

Any waiver or consent granted by or on behalf of the Senior Creditor at any time prior to the Termination Date in respect of the Senior Documents will also be deemed to have been given by Junior Creditor if:

(a)	in order for any such waiver or consent to take effect in accordance with its terms, such waiver or consent is required from the Junior Creditor; or

(b)	the act matter or thing the subject of the waiver or consent would, if such waiver or consent was not provided, result in a Junior Event of Default or a ‘Potential Event of Default’ (however described) under any Junior Document, in each case, whether or not an Enforcement Date has already occurred.

8.	ASSIGNMENT

8.1	Benefit and Burden of this Deed: This Deed shall be binding upon and enure for the benefit of the parties and their respective successors and any permitted assignee or transferee.

8.2	By the Debtor and the Junior Creditor: Neither the Debtor nor the Junior Creditor may assign or transfer any or all of their respective rights (if any) or obligations under this Deed without (i) obtaining the prior written consent of the Senior Creditor and (ii) procuring that any assignee or transferee enters into a deed of covenant with the other parties to this Deed, agreeing to be bound by this Deed in the place of the transferring party.

8.3	By the Senior Creditor: The Senior Creditor may assign any or all of its rights and benefits under this Deed subject to the requirement that any assignee enters into a deed of covenant with the Debtor and the Junior Creditor whereby the assignee agrees to be bound by this Deed as if it were the Senior Creditor.

9.	POWER OF ATTORNEY

9.1	The Junior Creditor irrevocably appoints (by way of security) the Senior Creditor, each officer and employee for the time being of the Senior Creditor whose title includes the term “manager” or “director” and any receiver appointed by the Senior Creditor severally to be its attorney (with full power to appoint substitutes and to sub-delegate), on its behalf and in its name or otherwise, at such time and in such manner as the attorney may think fit to do any thing which the Junior Creditor may be obliged to do or ought to do under this Deed and which the Junior Creditor fails to do within 3 Business Days of request, and generally in its name and on its behalf to carry into effect, complete or facilitate the exercise or purported exercise of all or any of the rights conferred on the Senior Creditor under this Deed (including without limitation by executing, delivering, registering and/or otherwise perfecting any release or agreement).

9.2	The Junior Creditor agrees to ratify and confirm anything an attorney lawfully does or causes to be done under clause 9.1, and to indemnify the Senior Creditor and each such attorney on demand against any cost or liability they may suffer or incur as a direct or indirect consequence of the lawful exercise of such power.

10.	REPRESENTATIONS

10.1	The Junior Creditor and the Debtor each make the following representations and warranties to the Senior Creditor on the date of this Deed:

(a)	it has the power to enter into and perform, and has taken all necessary actions to authorise the entry into and performance of, this Deed and the transactions contemplated by it;

(b)	the entry into and performance by it of, and the transactions contemplated by, this Deed does and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional or establishment documents (as the case may be); or

(iii)	any agreement or instrument binding upon it or its assets; and

(c)	true, complete and up-to-date copies of all Junior Documents have been provided to the Senior Creditor and there are no documents or agreements in place in relation to the Junior Debt which have not been disclosed in writing to the Senior Creditor prior to the date of this Deed;

(d)	its obligations under this Deed are legal, valid, binding and enforceable against it in accordance with the terms of this Deed, subject to equitable principles and laws affecting creditors’ rights generally; and

(e)	other than the Junior Security described in Schedule 1, no security interest, guarantee, indemnity or other assurance against financial loss in respect of the Junior Debt has been granted or exists (whether registered or unregistered).

11.	UNDERTAKINGS

11.1	Undertakings: Each of the Debtor and the Junior Creditor undertakes that it will:

(a)	at its own cost, promptly execute and deliver to the Senior Creditor all agreements, consents or any other document whatsoever and do anything else that the Senior Creditor reasonably requires, to secure to the Senior Creditor the full benefit of this Deed;

(b)	not enter into any agreement (other than the Junior Facility Agreement and the Junior Security described in Schedule 1, in each case, in the form reviewed by the Senior Creditor as at the date of this Deed) that constitutes or evidences any Junior Debt without the prior written consent of the Senior Creditor;

(c)	not assign, sell, novate or transfer any of its rights or obligations in respect of any Junior Debt or under any Junior Document without the Senior Creditor’s prior written consent; and

(d)	promptly notify the Senior Creditor in writing after it becomes aware of any Junior Event of Default occurring.

11.2	Further Assurance: The Junior Creditor undertakes that it will promptly and at its own cost:

(a)	execute and deliver to the Senior Creditor (or any receiver appointed by the Senior Creditor) all agreements, transfers, consents (of whatever nature), discharges of Junior Security, releases of caveats, assignments, security interests and other documents (including, without limitation, any priority registrations and/or filings), and do anything else that the Senior Creditor (or any receiver appointed by the Senior Creditor) reasonably considers necessary or desirable, in each case (i) to secure to the Senior Creditor the full benefit of, and reflect the priorities set out in, this Deed, (ii) to assist with the Senior Debt being fully recovered from the realisation of the Secured Property or (iii) to remove any impediment to the exercise by the Senior Creditor of its rights under this Deed or the Senior Security; and

(b)	on request by the Senior Creditor:

(i)	deliver to the Senior Creditor any certificates or instruments held by the Junior Creditor representing Senior Security including certificates evidencing the Pledged Shares together with an instrument of transfer duly endorsed in blank in respect of the shares;

(ii)	attend to any registration relating to the Uniform Commercial Code to reflect the priority agreed pursuant to terms of this Deed.

11.3	Dissolution: In the event of the dissolution of the Debtor:

(a)	the Senior Creditor may, and is irrevocably authorised on behalf of the Junior Creditor to, claim, enforce and prove for the Junior Debt, file claims and proofs, accept payments, give receipts and do all such things as the Senior Creditor sees fit to recover the Junior Debt and receive all payments and distributions in respect of the Junior Debt for application towards the Senior Debt;

(b)	the Junior Creditor shall take such action as may be required by the Senior Creditor in order to enable it to enforce payment of the Junior Debt and to collect and receive all payments and distributions in respect of the Junior Debt for application towards the Senior Debt; and

(c)	any payment or distribution of any nature that is payable or deliverable in respect of the Junior Debt shall be paid or delivered by the liquidator or other person making the distribution directly to the Senior Creditor until the Senior Debt has been irrevocably paid in full to the satisfaction of the Senior Creditor (subject to clause 3.1). The Junior Creditor will give all notices and do all things as the Senior Creditor may direct to give effect to this provision.

12.	NOTICES

12.1	Each notice or other communication under this Deed is to be in writing and is to be made by facsimile, personal delivery, email or post to the addressee at the facsimile number or address, and marked for the attention of the person or officeholder (if any), set out below (or such other address, facsimile number and/or person as the relevant party may notify the other parties in writing from time to time):

(a)	The Debtor

Naked Brand Group Limited

Address:	c/o Bendon Limited Building 7B, Huntley Street NSW 2015, Australia

Attention:	Anna Johnson

(b)	The Junior Creditor

St. George Investments LLC

Address:	303 East Wacker Drive, Suite 1040 Chicago, Illinois 60601

Attention:	John Fife

With a copy to:

Hansen Black Anderson Ashcraft PLLC

Address:	3051 West Maple Loop Drive, Suite 325 Lehi, Utah 84043

Attention:	Jonathan Hansen

(c)	The Senior Creditor

Bank of New Zealand

Address:	Level 5, Deloitte Centre, 80 Queen Street Auckland 1010

Email:	Christian_Thomas@bnz.co.nz Dermot_Rodden@bnz.co.nz

Attention:	Christian Thomas and Dermot Rodden

12.2	A communication under this Deed will be effective:

(a)	in the case of personal delivery, when delivered;

(b)	if posted, 3 Business Days, in the place of receipt, after posting (by airmail if to another country);

(c)	if made by facsimile, upon production of a transmission report by the machine from which the facsimile was sent which indicates complete transmission to the facsimile number of the recipient designated for the purposes of this Deed; and

(d)	if emailed, at the time the notifying party receives an acknowledgement of receipt of delivery from the recipient’s email address or (if earlier) two Business Days, in the place of receipt, after the email was sent (unless the notifying party receives an error message relating to the sending of the email before that time), otherwise, upon receipt by the notifying party of a non-automated confirmation of receipt of such notice from the recipient, provided that any communication received or deemed received after 5pm or on a day which is not a Business Day in the place to which it is delivered, posted or sent shall be deemed not to have been received until the next Business Day in that place.

13.	GENERAL

13.1	Amendments: This Deed may from time to time be amended if all parties agree in writing.

13.2	Remedies and waivers: Time is of the essence for this Deed but no failure to exercise, and no delay in exercising, any right or remedy of the Senior Creditor under this Deed is to operate as a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy. No waiver by the Senior Creditor of any rights or remedies under this Deed is to be effective unless it is in writing signed by the Senior Creditor.

13.3	Partial invalidity: The illegality, invalidity or unenforceability of any provision of this Deed under any law will not affect the legality, validity or enforceability of that provision under any other law or the legality, validity or enforceability of any other provision.

13.4	Expiry: With effect from the Termination Date, this Deed shall terminate and the parties shall have no further obligations hereunder.

13.5	Reinstatement: If any payment received or recovered by a Secured Party in respect of its Secured Debt is avoided by law or has to be refunded to any liquidator or other person, that payment will be deemed not to have discharged the Senior Debt or the Junior Debt (as the context requires) in respect of which the payment was received or recovered and accordingly, if the Termination Date has occurred in such circumstances then it will be deemed not to have occurred.

13.6	Third party payments: If the Senior Creditor receives any amount otherwise than from the Debtor, the Senior Debt will not be deemed reduced by that amount until and except to the extent that it is applied towards the Senior Debt.

13.7	Disclosure of information: Each Secured Party may disclose to the other such information about the Debtor, its Security, the facilities being provided to the Debtor and any related information as that Secured Party thinks fit.

13.8	No requirement to enforce: A Secured Party may refrain from enforcing its Security as long as that Secured Party sees fit. The Junior Creditor waives any right it may have of first requiring the Senior Creditor (or any party on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming the benefit of this Deed.

13.9	Senior Creditor’s discretion: The Senior Creditor (or any person on its behalf) may:

(a)	apply any moneys or property received under this Deed or from the Debtor or any other person against the Senior Debt in such order as it sees fit;

(b)	hold in suspense any moneys or distributions received from the Junior Creditor under this Deed.

13.10	Custody of documents: So long as the Senior Documents are in effect, the Senior Creditor will be entitled to hold any title documents, share certificates or similar original documents in respect of any Secured Property in priority to the entitlement of the Junior Creditor. The Senior Creditor has no responsibility to the Junior Creditor in connection with obtaining or maintaining custody of such documents.

13.11	Debtor: This Deed is given for the sole benefit of the Secured Parties (or the relevant Secured Party) and does not create any obligation or liability on the part of either Secured Party to the Debtor.

13.12	Costs:

(a)	The Debtor agrees to pay on demand all reasonable costs incurred by the Secured Parties in connection with the preparation, negotiation, execution and performance of this Deed, and all waivers under and amendments to this Deed.

(b)	The Debtor and the Junior Creditor (as the case may be) agree to pay on demand all costs incurred by the Senior Creditor in connection with the enforcement against the Debtor or the Junior Creditor (as applicable), or (in the case of the Debtor only) review and consideration, of the Senior Creditor’s rights under this Deed. For the avoidance of doubt, the Junior Creditor shall not be liable for any costs and expenses in connection with the enforcement against the Debtor.

13.13	Contracts Privity: The parties acknowledge that, in terms of the Contract and Commercial Law Act 2017, this Deed is made for the benefit of and is intended to be enforceable by the Senior Creditor and any receiver appointed by it.

13.14	Counterparts: This Deed may be signed in any number of counterparts (including scanned PDF counterparts) all of which, when taken together, will constitute one and the same instrument. Any party may enter into this Deed by executing any such counterpart.

13.15	Delivery: For the purposes of section 9 of the Property Law Act 2007 and without limiting any other mode of delivery, this Deed will be delivered by each of the Debtor and the Junior Creditor immediately on the earlier of:

(a)	physical delivery of an original of this Deed, executed by the relevant party, into the custody of the Senior Creditor or its solicitors; or

(b)	transmission by the relevant party, its solicitors or any other person authorised in writing by that party of a facsimile, photocopied or scanned copy of an original of this Deed, executed by that party, to the Senior Creditor or its solicitors.

13.16	Copies: If any party transmits a facsimile, photocopied or scanned copy of this Deed to the Senior Creditor by way of delivery under clause 13.15:

(a)	the other parties may rely on that copy as though it were the original copy; and

(b)	the transmitting party will, as soon as reasonably practicable thereafter, deliver to each other party the executed original of this Deed.

13.17	Governing law: This Deed is to be governed by and construed in accordance with the laws of New Zealand and the parties submit to the non-exclusive jurisdiction of the courts of New Zealand.

EXECUTION TO FOLLOW

EXECUTED as a deed

The Debtor

SIGNED, SEALED and DELIVERED as a DEED for and on behalf of NAKED BRAND GROUP LIMITED ACN 619 054 938	) ) )
by its attorney under power of attorney dated:	) )
	) )	/s/ Justin Davis-Rice
In the presence of: /s/		Signature of Attorney Justin Davis-Rice
Witness signature		Name of Attorney (BLOCK LETTERS)

Name of witness (BLOCK LETTERS)

Address of witness

Occupation of witness

The Senior Creditor

EXECUTED as a DEED for and on behalf of BANK OF NEW ZEALAND by its Attorneys	) ) )	/s/ Sarah Louise Bartosiak
in the presence of /s/	)	Signature Sarah Louise Bartosiak
Witness signature		Name of Attorney
Full name		/s/ Shane Andrew Kelley
Address		Signature Shane Andrew Kelley
Occupation		Name of Attorney

Note:

-Person authorised by constitution - signature must be witnessed

-Attorney appointed under s181 Companies Act - signature does not need to be witnessed

The Junior Creditor

EXECUTED as a DEED for and on behalf of

ST. GEORGE INVESTMENTS LLC

By:	Fife Trading, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President